                            SCHEDULE 14A -- INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [ X ]
Filed by a Party other than the Registrant  [   ]
Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              JLG INDUSTRIES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[X]    No fee required.

[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1) Title of each class of securities to which transaction applies:

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       (2) Aggregate number of securities to which transaction applies:

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       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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       (4) Proposed maximum aggregate value of transaction:

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       (5) Total fee paid:

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[   ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1) Amount Previously Paid:

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       (2) Form, Schedule or Registration Statement No.:

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       (3) Filing Party:

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       (4) Date Filed:

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
                              JLG INDUSTRIES, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           MONDAY, NOVEMBER 20, 2000

Dear Fellow Shareholder:

     It is my pleasure to invite you to attend the 2000 Annual Meeting of Shareholders of JLG Industries, Inc. The meeting will be held at the Company's headquarters in McConnellsburg, Pennsylvania on Monday, November 20, 2000 at 4:30 p.m. for the following purposes:

        1. To elect a board of nine directors of the Company to hold office until the next Annual Meeting of Shareholders or until their successors shall be elected and qualified.

        2. To ratify the selection of independent auditors for the 2001 fiscal year.

        3. To transact such other business as may properly come before the Annual Meeting.

     The Board of Directors has designated the close of business on October 2, 2000, as the record date for the determination of shareholders entitled to notice of, and to vote at, this meeting or any adjournments thereof.

     We hope that you will be able to attend the meeting in person. Whether or not you plan to attend, please promptly sign, date and mail the enclosed proxy card in the postage-paid return envelope provided. It is important that your shares are represented and voted at the meeting.

     On behalf of the Board of Directors, I wish to thank you for your cooperation and continued support.

                                          /s/ CHARLES H. DILLER, JR.

                                          Charles H. Diller, Jr.
                                          Executive Vice President
                                          and Secretary

October 6, 2000

                                PROXY STATEMENT

                                    GENERAL

     This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of JLG Industries, Inc. (the "Company") of proxies to be voted at the 2000 Annual Meeting of Shareholders of the Company to be held at the Company's headquarters in McConnellsburg, Pennsylvania on November 20, 2000.

     A proxy may be revoked by the person giving the proxy at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. During the Annual Meeting, a proxy may be revoked by filing a written revocation or a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

     It is important that your shares are voted at the Annual Meeting. Whether or not you plan to attend in person, we urge you to take a moment now to exercise your right to vote by signing, dating and mailing the proxy card(s) found in the address pocket of the mailing envelope. If you hold shares in more than one account, then you will receive more than one card. Please sign, date and mail each card received to ensure that all of your shares will be represented and voted at the Annual Meeting.

     All expenses in connection with the solicitation of proxies will be borne by the Company. In addition to soliciting proxies by mail, the officers, directors, or other employees of the Company, as yet undesignated, and without compensation other than their regular compensation, may solicit proxies in person or by other appropriate means if authorized and if deemed advisable. The Company has also engaged the proxy soliciting firm of D.F. King & Co., Inc. for a fee not to exceed $5,000 plus out-of-pocket expenses.

     As of October 2, 2000, the record date for the Annual Meeting as set by the Board of Directors, there were 43,601,277 shares of Capital Stock issued and outstanding. Each share of Capital Stock entitles the holder to one vote at the Annual Meeting. There are no other voting securities of the Company.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

     The persons named in the following table have been nominated by the Board of Directors for election as directors at the Annual Meeting to hold office until the next Annual Meeting of Shareholders and until their successors shall be elected and qualified. Directors are elected by a majority of the votes cast.

NOMINEES FOR DIRECTORS

                                 DIRECTOR    BACKGROUND
NAME                      AGE     SINCE      INFORMATION
----                      ---    --------    -----------
Roy V. Armes..........    47      2000       Corporate Vice President, Global Procurement Operations
                                             Whirlpool Corporation; prior to 1997, President and Managing
                                             Director, Whirlpool Greater China; prior to 1996, Vice
                                             President, Manufacturing & Technology, Whirlpool Asia.
L. David Black........    63      1990       Chairman of the Board; prior to 2000, Chairman of the Board, and Chief Executive Officer; prior to 1999, Chairman of the
                                             Board, President and Chief Executive Officer; Director,
                                             Columbus McKinnon Corporation.
George R. Kempton.....    66      1993       Retired Chairman of the Board and Chief Executive Officer,
                                             Kysor Industrial Corporation; Director, Simpson Industries
                                             Inc.

                                 DIRECTOR    BACKGROUND
NAME                      AGE     SINCE      INFORMATION
----                      ---    --------    -----------
William M. Lasky......    53      1999       President and Chief Executive Officer; prior to 2000,
                                             President and Chief Operating Officer; prior to 1999,
                                             President, Dana Corporation, Worldwide Filtration Products
                                             Group; prior to 1997, President, Dana Corporation, North
                                             America Filtration Group

James A. Mezera.......    70      1984       President, Mezera and Associates, Inc., a management
                                             consulting firm; prior to 1996, Vice President, Komatsu
                                             Dresser Company.

Stephen Rabinowitz....    57      1994       Chairman of the Board and Chief Executive Officer, General
                                             Cable Corporation.

Raymond C. Stark......    57      2000       Corporate Vice President, Quality & Six Sigma, Honeywell
                                             International, Inc.; prior to 1999, President & General
                                             Manager, AlliedSignal Aerospace & Electronics Co.; prior to
                                             1996, Vice President, Materials Management, Honeywell
                                             International, Inc.

Thomas C. Wajnert.....    57      1994       Chairman of the Board and Chief Executive Officer, Seismiq,
                                             Inc., a company providing web-enabled systems and services for equipment leasing; Director, R.J. Reynolds Tobacco
                                             Holdings, Inc.; prior to 2000, Chairman of the Board, Epix
                                             Holdings, Inc, an employee leasing company; prior to 1998,
                                             Chairman of the Board, AT&T Capital Corporation; prior to
                                             1997, Chairman of the Board and Chief Executive Officer,
                                             AT&T Capital Corporation.

Charles O. Wood, III..    62      1988       President, Wood Holdings, Inc., a private investment firm;
                                             Director, Boston Private Financial Holdings, Inc.

     Each nominee for director listed above has been employed in the capacity noted for more than five years, except as indicated. There are no family relationships among any of the above-named nominees for director.

BOARD OF DIRECTORS

     The Company's Board of Directors held five meetings during the 2000 fiscal year. During that time, each director attended at least seventy-five percent of the aggregate of (i) the number of meetings of the Board of Directors and (ii) the number of meetings held by all committees of the Board of Directors on which he served.

     The Board of Directors has established four committees, Audit, Compensation, Directors and Corporate Governance, and the Executive Committee to devote attention to specific subjects and to assist the Board of Directors in the discharge of its responsibilities. The members of those committees and the number of meetings held during the 2000 fiscal year are described below. The functions of the committees are described in the Company's Principles of Corporate Goverance.

     The Audit Committee, currently consisting of Messrs. Kempton, Mezera and Wood (Chairman), who are all outside directors, met two times during the 2000 fiscal year.

     The Compensation Committee, currently consisting of Messrs. Kempton, Rabinowitz (Chairman) and Wajnert, who are all outside directors, held three meetings during the 2000 fiscal year.

     The Directors and Corporate Governance Committee, currently consisting of Messrs. Mezera, Rabinowitz, Wajnert (Chairman) and Wood, who are all outside directors, held five meetings during fiscal 2000.

     The Executive Committee currently consists of Messrs. Black, Lasky, Rabinowitz, Wajnert, and Wood. The Executive Committee held no meetings during fiscal 2000.

     Director nominations, other than those by or at the direction of the Board of Directors, may be made pursuant to written notice received by the Secretary of the Company at the principal executive offices of the Company no later than ninety days prior to the anniversary date of the previous year's annual meeting. Such notice must be accompanied by written statements signed by each person so nominated setting forth all information in respect of such person that would be required by Rule 14a-3 promulgated by the Securities and Exchange Commission if such person had been nominated by the Board of Directors and stating that such person consents to such nomination and consents to serve as director of the Company if elected.

     Directors, who are not employees of the Company, receive compensation for their services as directors. Each such director currently receives a $25,000 annual retainer and each committee chairman a $5,000 annual retainer for service as a committee chairman. In addition, each such director receives $1,500 and $1,000, respectively, for each Board of Directors meeting or committee meeting attended. Directors are also reimbursed for out-of-pocket expenses incurred in connection with their attendance at meetings and for other services rendered as a director. Directors, who are employees of the Company, do not receive additional compensation for services as a director.

     The JLG Industries, Inc. Directors Stock Option Plan provides for annual grants to each non-employee director of an option to purchase 6,000 shares of the Company's Capital Stock provided the Company earned a net profit, before extraordinary items, for the preceding year.

     The Company has a Directors' Deferred Compensation Plan which entitles each eligible director to defer the receipt of fees payable for services as a director. Any director, who is not an employee of the Company, is eligible to participate in the plan. Messrs. Mezera and Wajnert elected to participate in the plan during fiscal 2000. Payments deferred under the plan are credited with an investment rate of return based upon investment indices available under the plan as selected by the participant.

     Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's directors and officers file reports of ownership and changes of ownership of the Company's capital stock with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on copies of such reports provided to the Company, the Company believes that all directors and officers filed on a timely basis all such reports required of them with respect to stock ownership and changes in ownership during 1999, except that Stephen Rabinowitz filed a late report of acquisition of beneficial ownership of securities.

PRINCIPLES OF CORPORATE GOVERNANCE

     The Board of Directors is responsible for ensuring that the Company is managed in a manner that serves the best interests of the Company. In so doing the Board of Directors may consider the effects of any Board action upon any or all affected groups including, shareholders, employees, suppliers, customers and creditors of the Company; however the Board of Directors is accountable only to the Company's shareholders. Accordingly, the Board of Directors believes that the Company's primary purpose is to build long-term shareholder value.

     Cognizant of the role that effective corporate governance plays in promoting shareholder value, the Board of Directors has adopted the following principles of corporate governance as a public statement of certain guidelines that the Board follows in carrying out its responsibilities. This set of principles does not reflect any significant change in policy or practice of the Board of Directors. Rather it generally memorializes Board of Directors practices that have evolved into place over the past decade. By adopting these principles, the Board of Directors does not expect this evolution to cease. Like all other aspects of the Company's business, the Board of Directors is committed to a process of continuous improvement that will require periodic reexamination and possibly modification of these principles.

1.  BOARD OF DIRECTORS MEMBERSHIP

     (1) Annual Election. Every director shall be subject to annual election. Annual director nominations shall be reviewed by the Directors and Corporate Governance Committee, and upon its recommendation, by the Board of Directors.

     (2) Qualifications for Director Candidates. In addition to the procedural qualifications for director candidates set forth in the Company's bylaws, director candidates generally should be selected for their abilities and experience in leadership and general business management. It is desirable for the Board of Directors to be comprised of directors with a diversity of skills and backgrounds as well as particular expertise in various disciplines including accounting or finance, marketing, manufacturing, engineering, and international markets. In selecting director candidates, the Board of Directors will seek to balance continuity in the Company's operations with the need to ensure the Board of Directors is open to new ideas and able to critically re-examine the status quo.

     (3) Independent directors. A substantial majority of the Board of Directors shall be comprised of independent directors. While the Board of Directors will take appropriate steps to comply with director independence requirements of the New York Stock Exchange and other regulatory requirements, for this purpose the Board of Directors defines "independent director" as a director who is not a current or former Company employee and who is free from any relationship with the Company that would interfere with the director's exercise of independent judgment regarding Company affairs.

     (4) Interest in the Company. Directors are required to own at least 1,000 JLG shares, provided that directors nominated for election by the Board of Directors may fulfill this requirement within 18 months of their initial election.

     (5) Ineligibility. Retired or former executive officers of the Company, particularly retired CEOs, generally shall not be eligible to serve as directors.

     (6) Interlocking directorships not permitted. Interlocking directorships will not be allowed, except in the case of a joint venture.

     (7) Service on Other Boards. The Board of Directors believes that director service on other business corporation boards lends valuable experiences and perspective to the Company. The capacity of any single director to satisfy multiple commitments including service to the Company varies among directors and cannot be measured by arbitrary limits on other board service. However, each Board of Directors member is expected to ensure that all current and planned future commitments, including service on business corporation boards, non-profit boards or service organizations, do not materially interfere with his or her service as a director of the Company.

     (8) Director Resignation for Change in Circumstances. Directors are required to inform the Chairman of the Board of retirement or any material change in present job responsibilities and offer resignation from Board of Directors service. The Directors and Corporate Governance Committee shall consider such circumstances and determine the appropriateness of continued service by such directors.

     (9) Mandatory Retirement Age; Term Limits. The Board of Directors believes that director age or term limits are arbitrary and not necessarily indicative of the ability of a person to provide valuable service as a director. Age or duration of service may be a factor in a decision to decline director nomination to the extent that either impairs a director's ability to provide vigorous service or independent judgment.

2.  BOARD COMMITTEES AND OPERATIONS

     (1) Board of Directors positions. Following consideration and recommendation by the Directors and Corporate Governance Committee, the Board of Directors will select the Chairman of the Board and members of each Board of Directors Committee. Generally Committee members will select from among their ranks a Committee Chairman. The Board of Directors favors periodic rotations of committee members and chairmen to ensure that committees are infused with fresh perspectives.

     (2) Committee Membership. The Audit, Compensation and Directors and Corporate Governance Committees will consist entirely of independent directors, but the Chairman of the Board shall serve as an ex officio member of all committees.

     (3) Audit Committee. The Audit Committee functions include recommending the selection of independent auditors; conferring with the independent auditors and reviewing the scope and fees of the annual audit and the results thereof; reviewing the Company's annual report to shareholders and annual filings with the Securities and Exchange Commission; reviewing the adequacy of the Company's internal audit function, as well as the accounting and financial controls and procedures; and approving the nature and scope of non-audit services performed by the independent auditors.

     (4) Directors and Corporate Governance Committee. The Directors and Corporate Governance Committee is responsible for identifying and recommending to the Board of Directors appropriate areas of expertise to be represented on the Board of Directors; identifying qualified candidates to fill Board of Directors positions; reviewing and recommending the slate of directors to be submitted for election by the shareholders at each annual meeting; reviewing any shareholder nominations of directors to determine whether they comply with substantive and procedural requirements; recommending to the Board of Directors staffing of committees and reviewing the scope of each committee's responsibilities; reviewing shareholder proposals for inclusion in the Company's proxy materials and determining whether they comply with substantive and procedural requirements; recommending to the Board of Directors appropriate levels of director compensation and compensation programs; reviewing and advising the Board of Directors regarding management succession plans; and evaluating the performance of the Board of Directors and current directors.

     (5) Compensation Committee. The Compensation Committee principally evaluates the performance of the Chief Executive Officer; reviews his evaluation of the other officers' performance; recommends compensation arrangements for all officers of the Company, including salaries, bonuses and other supplemental compensation programs; administers the Company's Stock Incentive Plan; and reviews all other officer-related benefit plans and management development programs.

     (6) Executive Committee. The Executive Committee is comprised of the Chairmen of each of the Audit, Compensation and Directors and Corporate Governance Committees and the Company's Chairman of the Board and President and Chief Executive Officer. The Executive Committee may exercise all of the powers of the Board of Directors except as prohibited by applicable law. The Executive Committee's purpose is to permit Board of Directors action in unusual circumstances such as during the unavailability of a quorum. The Executive Committee has not met or taken any action since 1993.

     (7) Committee Reporting. All committees report their deliberations, recommendations and actions to the full Board of Directors during the Board meeting next following the applicable committee action.

     (8) Lead Director. The Board of Directors has not appointed a single "lead director." The Board of Directors believes its members collaborate well and welcomes the initiative of any director on any issue that a director perceives to require Board attention. More generally the Board of Directors looks to the Chairmen of each of the Audit, Compensation, and Directors and Corporate Governance Committees to lead Board of Directors consideration of any specific matters within the jurisdiction of the applicable committee.

     (9) Executive Session. During each Board of Directors meeting, independent directors have an opportunity to meet in executive session without the presence of Company officers, including inside directors.

3.  BOARD OF DIRECTORS PERFORMANCE

     (1) Performance Criteria. The Board of Directors will develop performance criteria, not only for itself acting as a collective body, but also expectations for its individual directors. These criteria will include prompt attendance, thorough preparedness, participation, and candor.

     (2) Attendance. Directors are strongly encouraged to attend all Board of Directors and Committee meetings in person and disclose their reasons for all absences or conference call substitutions. The Company will disclose director attendance figures for Board of Directors and Committee meetings to shareholders.

     (3) Preparedness. Directors will receive appropriate materials relating to the items to be acted upon at Board of Directors and Committee meetings sufficiently in advance of the meetings to allow adequate time for preparation.

     (4) Board of Directors and Director Performance Evaluations. The Directors and Corporate Governance Committee will conduct bi-annual evaluations of the Board of Directors's and individual directors' effectiveness, and report the results to the Board of Directors.

     (5) Compensation of Directors. Directors are compensated only in cash or stock, with the majority of a director's compensation being in the form of stock based compensation. The compensation philosophy is to provide cash compensation that is within the median range of peer companies with total direct compensation, including stock, within the upper quartile of peer companies. Changes in Board of Directors compensation, if any, will be considered by both the Compensation Committee and the Directors and Corporate Governance Committee, and will not be adopted without full discussion and concurrence by the whole Board of Directors.

4.  BUSINESS OPERATIONS

     (1) Business Planning. The Board of Directors will annually review and evaluate a long-term strategic plan and a one-year operating plan that integrates with strategic plan milestones.

     (2) CEO Evaluation. The Board of Directors or the Compensation Committee will evaluate the performance of the CEO at least annually in meetings of independent directors that are not attended by the CEO.

     (3) Management Development. The CEO will report annually to the Compensation Committee on the Company's general management development programs.

     (4) CEO Succession. The Directors and Corporate Governance Committee will examine and report to the Board of Directors periodically as needed on matters pertaining to CEO succession. In addition the CEO will report to the Directors and Corporate Governance Committee annually or more often as needed his recommendations for an immediate successor in the event of the sudden death or incapacity of the CEO.

     (5) Access to Management. Directors have access to Company officers and other management employees. Certain key officers regularly report to the Board of Directors during Board meetings and the Board encourages the CEO to schedule Board presentations by a variety of officers both to provide the Board of Directors with additional insights on matters and to provide officers with exposure to the Board of Directors. The Board of Directors also encourages the CEO to schedule informal, social interactions between directors and officers.

     (6) Consideration of Business Combinations. The Board of Directors believes that shareholder interests are best served by the Board of Directors, in the exercise of its independent judgement and consistent with its fiduciary duties, undertaking supervisory oversight and ultimate responsibility for responding to and/or negotiating any business combination proposal. Accordingly, the Board of Directors will implement permissible measures that strengthen the Board of Directors's ability to carry out this responsibility.

5.  EXECUTIVE COMPENSATION

     (1) Compensation Philosophy. The Company's executive compensation programs are reviewed and established annually by the Compensation Committee, with the advice of independent compensation consultants, and with the approval of the Board of Directors. The programs are designed to retain or attract qualified executives to develop and manage implementation of the Company's business plans and to provide appropriate incentives, based principally on objective criteria, that link compensation to individual and Company performance. A substantial portion of executive compensation is provided in the form of stock-based awards that provide incentives for executive management to promote intermediate-term and long-term shareholder value.

     (2) Compensation Committee Report. The Compensation Committee will detail its compensation decisions and recommendations in its annual report on executive compensation published in the Company's proxy materials.

     (3) Stock ownership. The Board of Directors encourages Company officers and directors to hold substantial positions in the Company stock at levels that comply with market-based guidelines for share ownership provided by the Company's independent compensation consultant. Restricted stock and options, including vested stock options, do not count toward compliance with these guidelines.

6.  SHAREHOLDERS

     (1) Shareholder meetings. Appropriate notice of shareholder meetings, including notice concerning any changes in meeting date, time, place, or shareholder action contemplated, will be given to shareholders in a timely manner to ensure that shareholders have a reasonable opportunity to exercise their franchise.

     (2) Shareholder voting. The Company does not have dual-class voting. All shareholders have equal voting rights. At annual meetings, shareholders will vote on unrelated issues individually. Proxies will be kept confidential from the Company, except at the express request of shareholders.

     (3) Director Availability. The Board of Directors believes that Management speaks for the Company. Individual directors may, from time to time, meet or otherwise communicate with various Company constituencies at the request or with the knowledge of Management. All directors are encouraged to make every effort to attend annual shareholders' meetings and be available, when requested by the chair, to answer shareholder questions.

     (4) Corporate Governance Standards. Annually, or as needed, the Board of Directors will review, revise as necessary, and approve Principles of Corporate Governance to be published each year to shareholders in the proxy statement.

                             EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION POLICIES

     The Company's executive compensation programs are designed to retain or attract qualified executives to develop and manage implementation of the Company's business plans and to provide appropriate incentives, based principally on objective criteria, that link compensation to individual and Company performance. The Compensation Committee, which is composed entirely of non-employee directors, reviews executive compensation levels annually and recommends for Board of Directors consideration an annual compensation package for each executive officer comprised of base salary and target cash bonus pursuant to an incentive bonus plan. The target cash bonuses are awarded on the basis of individual performance objectives and the Company's achieving targeted levels of earnings per share and other performance objectives. The Committee also determines annually for each executive officer appropriate levels of stock options or other stock-based awards under the Company's Stock Incentive Plan and confers discretion upon the Chief Executive Officer to award additional stock based awards to officers and key employees out of a limited pool of shares fixed annually by the Committee. In granting stock options, the Committee considers the cash value of such awards based on the Black-Scholes valuation method. The Committee believes the stock-based awards provide incentives for executive management to promote intermediate-term and long-term shareholder value.

     Total compensation available in the combined package for each officer will generally be set based on the Company's financial condition, performance objectives correlated to the Company's annual business plan and comparisons to the preceding year's package. The Committee also evaluates compensation levels for comparable positions reflected in survey data provided by the Committee's independent compensation consultant. The consultant seeks to compile survey data drawn from a broad group of industrial companies of roughly comparable revenue size, with roughly comparable officer positions and responsibilities. In considering all of these factors, the Committee seeks to set base salaries generally equivalent to median levels reflected in the survey data. In setting performance-based compensation, the Committee seeks to provide Company executives with the opportunity to earn total compensation generally at or exceeding the seventy-fifth percentile levels reflected in the survey data. As a secondary comparative measure for Chief Executive Officer compensation, the Committee examines compensation practices of a selected group of capital equipment manufacturers. However, the

Committee believes that the market for skilled senior management is not limited to capital equipment manufacturers and that a broad industry comparison offers a better basis for evaluating competitive compensation levels than comparison to executive compensation paid by firms included in either the selected group of capital equipment manufacturers examined by the Committee or the Peer Industry Group identified in the Performance Graph included in this Proxy Statement.

COMPENSATION FOR FISCAL YEAR 2000

     Compensation paid to the Company's executive officers for fiscal year 2000 consisted of a base salary and a year-end cash bonus. The Committee also awarded stock options and restricted shares under the Company's Stock Incentive Plan. The Chief Executive Officer also awarded stock options and restricted shares in the exercise of his discretionary authority conferred by the Committee.

     With salary increases at the outset of fiscal 2000, base salary competitiveness improved compared to prior years, but a majority of officer positions remained below the median of survey data provided by the Committee's compensation consultant. Accordingly, fiscal 2001 salaries have been increased to comport generally with median survey data for companies with revenues comparable to the Company.

     For fiscal 2000 the Committee established under the management incentive plan a cash bonus matrix based on various levels of projected fiscal 2000 earnings per share (EPS). The Company's earnings of $1.37 per share in fiscal 2000 exceeded the management incentive plan's EPS threshold level. By contrast in fiscal 1999 the Company's earnings exceeded the incentive plan's distinguished level. Accordingly, fiscal 2000 cash bonuses recommended by the Committee and approved by the Board of Directors were generally lower than in fiscal 1999 and resulted in total cash compensation between the fiftieth and seventy-fifth percentile of compensation survey data for most officers.

     For fiscal 2000, the Committee also awarded stock options that provide long-term incentives and that offer opportunities for officers to earn total direct compensation generally between the sixty-fifth and seventy-fifth percentile levels reflected in survey data. Stock options were awarded on a basis similar to prior years.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The Committee recognizes Mr. Black's strategic leadership in surpassing $1 billion in sales, growing the Company's market shares in a competitive market environment, ensuring the successful integration of Gradall Industries, and recruiting strong executives to leadership positions in the Company.

     As noted above, fiscal 2000 EPS met the threshold level under the management incentive plan. Accordingly, the Committee recommended that the Board of Directors award Mr. Black a $374,985 cash bonus for fiscal 2000, in accordance with the EPS matrix set forth in the management incentive plan. This is substantially below Mr. Black's fiscal 1999 bonus that resulted from the Company exceeding the distinguished level of EPS under the management incentive plan. Mr. Black's fiscal 2000 salary of $500,016 remained below the fiftieth percentile of survey data. With the bonus, Mr. Black's total cash compensation for fiscal 2000 approached the fiftieth percentile of survey data.

     The Committee also awarded Mr. Black options to acquire 168,800 shares of Common Stock, with an exercise price equal to the average of the high and low trading prices on the grant date. In determining the number of options, the Committee based its decision on Mr. Black's performance and survey data. One third of the options become exercisable over each of the next three years subject to Mr. Black's continued employment with the Company.

DISCUSSION OF CORPORATE TAX DEDUCTION FOR COMPENSATION IN EXCESS OF $1 MILLION A YEAR

     Section 162(m) of the Internal Revenue Code of 1986 (the "Code") precludes a public corporation from taking a tax deduction in any year for compensation in excess of $1 million paid to its chief executive officer or any of its four other highest-paid executive officers. The $1 million annual deduction limit does not apply, however, to "performance-based compensation" as that term is defined in Code Section 162(m)(4)(C) and regulations promulgated thereunder. Compensation deferred by an executive under a qualifying deferred compensation program also is not subject to the $1 million annual deduction limit if the compensation is paid after the individual ceases to be an executive officer.

     Following shareholder approval in 1999 of the Company's Management Incentive Plan and Stock Incentive Plan, compensation in respect of stock options granted under the Stock Incentive Plan and paid under the fiscal 2000 Management Incentive Plan qualify as "performance-based compensation." As a result, in fiscal 2000 no executive received non-performance-based compensation exceeding $1 million and the Committee does not expect any executive to receive any such excess compensation in fiscal 2001.

     This report is submitted by the Compensation Committee of the Board of Directors.

                                          Stephen Rabinowitz
                                          Thomas C. Wajnert
                                          George R. Kempton

     The following tables and narrative identify the Company's executive officers and set forth compensation information for the Company's Chief Executive Officer and its four most highly compensated executive officers (the "Named Executive Officers") as of the end of the 2000 fiscal year.

SUMMARY COMPENSATION TABLE

                                                                                       LONG TERM
                                    ANNUAL COMPENSATION                           COMPENSATION AWARDS
                                 --------------------------                     -----------------------
                                                                   OTHER         RESTRICTED
NAME, AGE AND                                                     ANNUAL           STOCK                     ALL OTHER
PRINCIPAL POSITION               YEAR    SALARY    BONUS(1)   COMPENSATION(2)    AWARDS(3)     OPTIONS    COMPENSATION(4)
------------------               ----    ------    --------   ---------------   ------------   --------   ---------------
L. David Black, 63               2000   $500,016   $374,985                      $       --     168,800      $150,785
  Chairman of the Board          1999    440,016    714,846                         100,620     100,000       100,059
                                 1998    350,016    389,146                       1,658,160      55,500        53,336
William M. Lasky, 53 (5)         2000    250,000    381,169                         468,648     303,800        12,370
  President and Chief Executive
  Officer
Charles H. Diller, Jr., 55       2000    265,008    170,350                                                    91,016
  Executive Vice President and   1999    230,016    345,024                          48,559      34,000        67,579
  Secretary                      1998    196,008    205,850                         599,306      21,200        36,205
Barry L. Phillips, 59 (6)        2000    285,848    123,465                          50,940      50,000         3,752
  President and Chief Executive  1999     41,468         --                              --          --            97
  Officer, Gradall Industries,
  Inc.
Craig E. Paylor, 44 (7)          2000    190,008    135,894                              --      21,300        26,949
  Senior Vice President, Sales
  and Market Development

---------------

(1) Reflects bonuses earned during the fiscal year, but paid during the following fiscal year.

(2) Excludes the value of perquisites and other personal benefits. The incremental cost to the Company of providing such perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of annual salary and bonus for any of the named executive officers.

(3) The 2000 shares were awarded December 1, 1999 and July 25, 2000 and vesting is in three equal installments beginning one year following the date of grant, with the exception of 123,500 shares which 50% became exercisable upon promotion of Mr. Lasky to Chief Executive Officer. The remaining 50% vest in three equal installments on the first, second, and third anniversaries of his promotion. Dividends are payable to the Named Executive Officers on the restricted shares. Total restricted shares held and the aggregate market value at July 31, 2000 for the Named Executive Officers were as follows: Mr. Black, 145,719 shares valued at $1,484,585; Mr. Lasky, 46,000 shares valued at $468,648; Mr. Diller, 53,360 shares valued at $543,632; Mr. Phillips, 5,000 shares valued at $50,940; and Mr. Paylor, 12,246 shares valued at $124,762.

(4) Includes payments pursuant to the Company's Supplemental Medical Care Reimbursement Plan for its Named Executive Officers to reimburse medical expenses incurred by them or their dependents and not paid by other employee benefit plans (Mr. Black $1,461; Mr. Diller $1,008; and Mr. Paylor $3,263); payments pursuant to the Company's Annual Physical Examination Plan (Mr. Black $3,819; Mr. Diller $3,832; and Mr. Paylor $3,794); contributions to the Company's discretionary, defined contribution retirement plan (Mr. Black $16,334; Mr. Diller $20,368; and Mr. Paylor $4,243); and contributions pursuant to the Company's Executive Deferred Compensation Plan (Mr. Black $129,172; Mr. Diller $65,809; and Mr. Phillips $2,534).

(5) Mr. Lasky commenced employment with the Company on December 1, 1999.

(6) Mr. Phillips commenced employment with the Company on June 16, 1999.

(7) Mr. Paylor became an executive officer in August, 1999 as a result of his promotion and increase in responsibilities following the Company's acquisition of Gradall Industries Inc.

STOCK OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                   INDIVIDUAL GRANTS
                        ---------------------------------------         POTENTIAL REALIZABLE VALUE AT
                                      % OF TOTAL                     ASSUMED ANNUAL RATES OF STOCK PRICE
                                       OPTIONS                         APPRECIATION FOR OPTION TERM(3)
                         OPTIONS/     GRANTED TO    EXERCISE OR   ------------------------------------------
                          SAR'S      EMPLOYEES IN   BASE PRICE       EXPIRATION
NAME                    GRANTED(1)   FISCAL YEAR     PER SHARE        DATE(2)            5%          10%
----                    ----------   ------------   -----------   ----------------   ----------   ----------
L. David Black........   168,800          15%         $10.53         July 25, 2010   $1,023,802   $2,683,084
William M. Lasky......   183,800          17           13.69      December 1, 2009    1,114,780    2,291,510
                         120,000          11           10.53         July 25, 2010      727,821    1,907,406
Barry L. Phillips.....    50,000           5           10.53         July 25, 2010      303,259      794,752
Craig E. Paylor.......    21,300           2           10.53         July 25, 2010      129,188      338,565

---------------

(1) Consists solely of options to purchase shares of Capital Stock.

(2) Options become exercisable in equal amounts over a three year period beginning July 26, 2001 with the exception of 123,500 shares which 50% became exercisable upon promotion of Mr. Lasky to Chief Executive Officer, with the remaining 50% in three equal installments on the first, second, and third anniversaries of his promotion. To the extent not already exercisable, the options generally become exercisable upon a change in control. A change in control means either (i) any person or group becomes the beneficial owner of 25% or more of the voting power of the Company's Capital Stock; or (ii) the election within a twelve-month period of three or more directors whose election is not approved by the majority of the Board of Directors; or (iii) the incumbent directors cease to be a majority of the Board of Directors.

(3) The potential realizable value illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation in the market price of the Capital Stock over the terms of the options. The potential realizable value to all shareholders using the specified 5% and 10% rates of appreciation and the outstanding shares at July 31, 2000 would be $264,733,261 and $693,787,985, respectively. The Company's use of these hypothetical appreciation rates specified by the Securities and Exchange Commission should not be construed as an endorsement of the accuracy of this method of valuing options. The value realized by the holders of the options will depend upon the actual performance of the Capital Stock over the term of the options.

AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES

                                                               NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                                 OPTIONS AT FISCAL           IN-THE-MONEY OPTIONS
                                                                    YEAR END(1)              AT FISCAL YEAR END(2)
                         SHARES ACQUIRED       VALUE        ---------------------------   ---------------------------
NAME                       ON EXERCISE        REALIZED      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                     ---------------   --------------   -----------   -------------   -----------   -------------
L. David Black.........      30,000           $168,900        565,147        274,767      $3,005,294         --
William M. Lasky.......          --                 --             --        303,800              --         --
Charles H. Diller, Jr..      30,000            168,900        178,037         37,968         825,384         --
Barry L. Phillips......          --                 --          7,833         75,667              --         --
Craig E. Paylor........      15,204            105,320         16,904         33,501              --         --

---------------

(1) The Company does not have any outstanding stock appreciation rights.

(2) Value is calculated based on the difference between the option exercise price and the closing market price of the Company's Capital Stock on July 31, 2000, multiplied by the number of shares underlying the option. The calculation omits options where the exercise price exceeds the closing market price.

COMPENSATION PURSUANT TO PLANS

     The Company maintains separate benefit plans for employees of the Company and Gradall Industries, Inc. The following describe the Company's plan and related benefits.

     The Company maintains a non-qualified defined benefit plan that provides for payments, following retirement or in other specified circumstances, equal to the average of the officer's base salary plus cash bonus for the two calendar years in which the sum is the highest, multiplied by 65% for Messrs. Black and Lasky, 60% for Mr. Diller and 50% for Mr. Paylor offset, however, by the actuarial equivalent of benefits provided to the officer in conjunction with the Company's contribution to other employer sponsored retirement plans, the actuarial equivalent of retirement benefits provided by previous employers of the officer; and 50% of the officer's social security benefit. The retirement benefit is payable in the form of a ten year certain life annuity, with options for a joint and survivor annuity and an actuarial equivalent lump sum payout. The officer may elect to receive a reduced retirement benefit in the case of early retirement. The plan provides for 25% vesting per year after two years of service, with full vesting after five years of service. Based on their annual compensation through the end of the Company's 2000 fiscal year, with the benefits identified in the plan and assuming normal retirement age has been attained or retirement dates are announced, the named executive officers would be entitled to projected annual payments under the plan as follows: Mr. Black, $552,185; Mr. Lasky, $518,501; and Mr. Diller, $148,144. The Company also provides a separate retiree medical plan for the officers, together with their spouse and eligible dependents.

     The Company has an executive deferred compensation plan that allows officers to defer all or a portion of their base salary and/or cash bonus. Provided that the officer elects to defer some portion of his base salary and/or cash bonus, the Company will contribute to the officer's account an amount equal to the amount that would have been contributed by the Company to the account in the Company's Employee Retirement Savings Plan in the form of matching and profit sharing contributions, but for the various limitations in the Code. Payments deferred and contributions received under the plan are credited with an investment rate of return based upon investment indices available under the plan as selected by the participant.

     The Company also maintains an executive severance plan which will provide a severance benefit of three times the aggregate of base salary and cash bonus for Mr. Black and two times the aggregate of base salary and cash bonus for Messrs. Lasky, Diller and Paylor, with base salary and cash bonus being the amounts paid the officer for the final twelve calendar months of employment. The severance benefit is payable in the form of a lump sum upon involuntary termination of employment by the Company, unless the termination is for one of the specified reasons which includes disloyalty or conviction of a felony. The severance benefit is also payable in certain other circumstances in connection with a change of control and will be adjusted to gross-up for any excise tax applicable to compensation in excess of limits presented in Section 280G of the Code. No severance benefit is payable if the officer is entitled to a retirement benefit under the supplemental executive retirement plan, except in connection with a change of control. The severance benefit includes continuation of Company provided life and medical insurance in the event of a change in control.

     Mr. Phillips is employed by a wholly owned subsidiary of the Company, Gradall Industries, Inc., and the following plans and associated benefits apply to him.

     Under The Gradall Company Employees' Retirement Plan (the "Retirement Plan"), benefits are payable to all eligible employees of Gradall, other than employees who participate in a separate retirement plan for bargaining unit employees. The Retirement Plan provides a benefit, based upon years of service with Gradall since October 1983, and upon final average base compensation for the five highest consecutive calendar years of the ten years preceding retirement. The benefits under the Retirement Plan are not subject to any deduction for Social Security or other amounts. Under terms of the Retirement Plan, Mr. Phillips is entitled to receive annual payments of $47,232 at age 65. Gradall has also adopted a non-qualified supplemental retirement plan for certain officers and key employees (the "Restoration Plan"). The Restoration Plan provides an additional benefit to participants retiring before age 65, and is intended to minimize the effect of revised actuarial reduction factors utilized in calculating normal benefits under certain provisions of the Code and the Employee Retirement Income Security Act of 1974.

     In May 1999, Gradall entered into an amended and restated employment agreement with Mr. Phillips that provides for the continuation of his employment as President and Chief Executive Officer at an annual salary of $260,000. Mr. Phillips' salary may be increased from time to time at the discretion of the Company's Compensation Committee. The term of the agreement is for a period of three years expiring in May 2002. If Gradall dismisses Mr. Phillips or he resigns, Gradall is required to continue to make all payments due thereunder and Mr. Phillips is entitled to all benefits offered by Gradall to any of its executive officers. In the event that Gradall experiences a change of control (as defined in the employment agreements) the term of each employment agreement is extended for a period of three years from the date on which such change of control occurs (the "Continuation Term"). If Gradall terminates any of these agreements prior to the occurrence of a change of control, for any reason other than "for cause," death or disability, Gradall is required to continue to make all payments due thereunder. If amounts to be received by Mr. Phillips in connection with a termination of his employment following a change of control will be subject to the excise tax provided by Section 4999 of the Internal Revenue Code (the "Excise Tax"), (i) the payments will be reduced to the maximum amount of payments which could be made without imposition of the Excise Tax (the "Safe Harbor Amount"), if within 115% of the Safe Harbor Amount or (ii) if the payments equal or exceed 115% of the Safe Harbor Amount, Gradall is required to pay the officer an additional amount to offset any Excise Tax on the Total Payments (the "Gross-Up Payment") and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment.

     Gradall maintains a Supplemental Executive Retirement Plan (the "SERP") for the benefit of certain key employees of Gradall including Mr. Phillips. Pursuant to the terms of the SERP, participants may elect to defer all or any portion of their compensation and contribute such deferral to the SERP. All participant deferrals are immediately and fully vested. Gradall may make contributions to the SERP at the discretion of the Board of Directors. Gradall's contributions are 50% vested after the participant reaches age 55 and are fully vested once the participant reaches age 60. In addition, Company contributions fully vest upon the death or disability of the participant or in the event of a change of control of Gradall. If a participant's employment is terminated "for cause," all Company contributions allocated to such participant's account are forfeited. All amounts contributed to the SERP, whether as a result of Company contributions or participant deferrals have been used to purchase whole life insurance policies on the life of the participant. As of July 31, 2000, life insurance policies purchased under the SERP included policies on the lives of Mr. Phillips in the aggregate face amount of $174,133. Upon the death of the insured, the entire proceeds of the policy will be paid to insured's designated beneficiary. The insured is entitled to receive the policy upon the termination of his employment as a result of disability or retirement after age 60.

     Effective July 1989, Gradall entered into a Deferred Compensation Agreement with Mr. Phillips. Pursuant to this Agreement, upon the termination of Mr. Phillips' employment with Gradall at any time after age 65, Gradall will pay to Mr. Phillips or his designated beneficiary in the event of his death, the sum of $78,687 per year for fifteen years. Upon the death of Mr. Phillips while employed by Gradall, Mr. Phillips' designated beneficiary is entitled to receive the death benefit payable under a life insurance policy in the face amount of $125,000. Upon termination of employment as a result of disability, Mr. Phillips has the option of receiving the net cash surrender value of this policy or an assignment of the policy. Gradall pays all premiums due under this policy.

     Gradall has entered into a Split-Dollar Life Insurance Agreement with Mr. Phillips with respect to an insurance policy on the life of Mr. Phillips with a death benefit of $500,000. Pursuant to the terms of the agreement, Mr. Phillips pays the portion of the premium attributable to the PS-58 cost of the policy, funded by an off-setting bonus from the Company, and the Company pays the balance of the premium. Upon the death of Mr. Phillips or the cancellation of the policy; the Company is entitled to receive the premiums it has paid under the policy and a portion of the cash value of the policy. The balance of the policy proceeds will be paid to Mr. Phillips or his designated beneficiary.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Management established guidelines that require individuals in key management positions in the Company to own significant amounts of Capital Stock. The guidelines are designed to encourage growth in shareholder value by increasing the alignment between executives' risks and rewards and the Company's total shareholder return.

To assist employees in purchasing Capital Stock to comply with guidelines, interest-bearing loans are available from the Company at a rate of 6.20% per annum. Each loan is full recourse to the borrower. The loan is payable as follows:

     Any bonus payable to the Maker of the loan shall be applied to the then current balance due. The amounts of remaining payments, if any, shall be recalculated based on the remaining principal balance.

     Two of the Company's executive officers obtained loans to finance the purchase of Company Stock to comply with the guidelines. The largest amounts outstanding under these loans during Fiscal 2000 were: Mr. Lasky, $87,300 and Mr. Paylor, $78,752.

     Mr. Lasky also obtained a bridge loan for relocation purposes. The highest amount during the fiscal year was $276,500. The loan bore interest at the rate of 0% per annum and was paid in full prior to the end of the fiscal year.

PERFORMANCE GRAPH

     The following graph compares the cumulative return on the Company's Capital Stock over the past five years with the cumulative total return on shares of companies comprising Standard & Poor's 500 Stock and Diversified Machinery Group indices. Cumulative total return is measured assuming an initial investment of $100 on July 31, 1995 and the reinvestment of all dividends paid.

                   S&P DIVERSIFIED MACHINERY
                             GROUP                S&P 500            JLG
                   -------------------------      -------            ---
1995                       $100.00                $100.00          $100.00
1996                        102.00                 117.00           307.00
1997                        166.00                 177.00           184.00
1998                        137.00                 212.00           258.00
1999                        160.00                 254.00           332.00
2000                        127.00                 277.00           170.00

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

     The following table sets forth, as of September 1, 2000, the beneficial ownership of the Company's Capital Stock by (i) each director or nominee for director of the Company, (ii) each executive officer of the Company named in the Summary Compensation Table set forth under the caption "Executive Compensation", and (iii) all directors and executive officers of the Company as a group. All ownership information is based upon filings made by such persons with the Securities and Exchange Commission ("Commission") or upon information provided to the Company.

                                                       AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                                     ---------------------------------------------
NAME OF PERSON                                       CURRENTLY        ACQUIRABLE        PERCENT OF
OR GROUP(1)                                          OWNED(2)       WITHIN 60 DAYS       CLASS(3)
-----------                                          --------       --------------      ----------
L. David Black.....................................    307,614(4)       585,947            2.0%
Charles H. Diller, Jr..............................    253,088          186,271            1.0%
Charles O. Wood, III...............................    199,900(5)        84,000             --
William M. Lasky...................................     56,000           61,750             --
George R. Kempton..................................     42,000           36,000             --
James A. Mezera....................................     40,000           36,000             --
Craig E. Paylor....................................     38,046           18,671             --
Stephen Rabinowitz.................................     17,000           65,064             --
Thomas C. Wajnert..................................      6,000           36,000             --
Barry L. Phillips..................................      5,000            7,833             --
Raymond C. Stark...................................         --               --             --
Roy V. Armes.......................................         --               --             --
All directors and executive officers as a group (12
  persons).........................................  1,037,400        1,130,568            4.8%

---------------

(1) The address of each of the named persons is in care of JLG Industries, Inc., 1 JLG Drive, McConnellsburg, PA 17233.

(2) Each person listed has advised the Company that, except as otherwise indicated, such person has sole voting and sole investment power with respect to the shares indicated, except for certain shares as follows where each person has voting but not investment power: Mr. Black, 162,075; Mr. Lasky, 46,000; Mr. Diller, 77,782; Mr. Phillips, 5,000; Mr. Paylor, 24,401
    and all directors and executive officers as a group, 369,333.

(3) Percentages are not shown where less than 1.0%.

(4) Includes 3,600 shares owned by spouse.

(5) Includes 41,900 shares owned by a family trust.

     The following table sets forth the name and address of each shareholder known to the Company to be beneficial owner of more than five percent of the outstanding shares of the Company's Capital Stock.

                                                                   AMOUNT AND
                                                                   NATURE OF          PERCENT OF
NAME AND ADDRESS                                              BENEFICIAL OWNERSHIP      CLASS
----------------                                              --------------------    ----------
Westport Asset Management...................................       2,373,600(1)          5.6%
253 Riverside Avenue
West Port, Connecticut 06880
Lazard Freres & Co. LLC.....................................       2,273,842(1)          5.3%
30 Rockefeller Plaza
New York, New York 10020

---------------

(1) As of August 17, 2000, based on information supplied to the Company by Westport and Lazard.

                                   PROPOSAL 2
                       SELECTION OF INDEPENDENT AUDITORS

     The accounting firm of Ernst & Young LLP served as the Company's independent auditors throughout fiscal year 2000 and the Board of Directors, on the recommendation of the Audit Committee, has selected the firm as the Company's independent auditors for fiscal 2001. The Board of Directors recommends ratification of the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year 2001. Representatives of the firm of Ernst & Young LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and to respond to appropriate questions. If the selection is not ratified, the Board of Directors will reconsider its action.

                              VOTING INSTRUCTIONS

     The matters set forth in the Notice of Annual Meeting will be voted upon in the order in which they are listed in the Notice. The proxy form accompanying this Proxy Statement provides boxes by means of which shareholders executing the proxy forms may vote for or withhold a vote on the election of all or any of Board of Director's nominees for election as directors. Each of the nominees has consented to serve as a director and the Board of Directors has no reason to believe that any of the nominees will not be available to serve if elected. Should any of the nominees cease to be available for election before the Annual Meeting, the proxy will, unless authority to vote has been withheld by the person giving the proxy, be voted for a substitute nominee designated by the Board of Directors. A majority of the shares entitled to vote and either present in person or represented by proxy will constitute a quorum for the transaction of business at the Annual Meeting. Directors are elected by a plurality and the nine nominees who receive the most votes will be elected. Each other matter submitted for shareholder approval shall be approved upon the affirmative vote of a majority of the votes cast by shareholders entitled to vote and either present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes on any matter submitted to the shareholders for approval will be counted in determining whether a quorum has been reached, but will be excluded entirely from the vote and will not effect the vote. Broker non-votes as to any matter are shares held by nominees which are present and voted at the meeting on matters as to which the nominee has discretionary authority but which are not voted on the matter in question because the nominee does not have discretionary voting authority as to such matter.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals intended to be presented at the 2001 Annual Meeting must be received in writing by the Company before June 7, 2001 in order to be considered for inclusion in the Company's proxy materials relating to that meeting. For any proposal that is not submitted for inclusion in next year's Proxy Statement, but is instead sought to be presented directly at the 2001 Annual Meeting, SEC rules will permit management to vote proxies in its discretion if the Company: (1) receives notice of the proposal before the close of business on August 23, 2001, and advises share owners in the 2001 Proxy Statement about the nature of the matter and how management intends to vote on such matter; or (2) does not receive notice of the proposal prior to the close of business on August 23, 2001. Shareholder proposals or notices of intention to present proposals at the 2001 Annual Meeting should be addressed to Secretary, JLG Industries, Inc. 1 JLG Drive, McConnellsburg, Pennsylvania 17233.

                                 OTHER BUSINESS

     The Board of Directors of the Company knows of no other matter that is to be presented for action at the Annual Meeting other than those listed as items 1 through 2 in the Notice of Annual Meeting. As to any other business that may properly come before the meeting, proxies will be voted in accordance with the best judgment of the persons voting such proxies.

                                          By order of the Board of Directors,

                                          /s/ CHARLES H. DILLER, JR.
                                          Charles H. Diller, Jr.
                                          Executive Vice President
                                          and Secretary

October 6, 2000

                              JLG INDUSTRIES, INC.
                                   1 JLG DRIVE
                          MCCONNELLSBURG, PA 17233-9533

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, and does hereby appoint L. David Black and Charles H. Diller, Jr., and each of them, or such person or persons as they or any of them may substitute and appoint as proxy or proxies of the undersigned, to represent the undersigned and to vote all shares of JLG Industries, Inc., Capital Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of JLG Industries, Inc. to be held on Monday, November 20, 2000 at 4:30 p.m., and at all adjournments of such meeting.


THE PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, PROXIES WILL BE VOTED FOR PROPOSALS 1 THROUGH 3.

The Board of Directors unanimously recommends a vote FOR its nominees and proposal 2.

Proposal 1.     Election of Directors.

           [   ] FOR all nominees listed (except as marked to the contrary)

           [   ] WITHHOLD AUTHORITY to vote for nominees listed

                  Nominees: R.V. Armes; L.D. Black; W.M. Lasky; G.R. Kempton; J.A. Mezera; R.C. Stark; S. Rabinowitz; T.C. Wajnert; and C.O. Wood, III.

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.

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Proposal 2. Ratify the appointment of Ernst & Young LLP as independent auditors for the ensuing year.

                  [   ]  FOR         [   ]  AGAINST       [   ]  ABSTAIN


         3. In their discretion, upon any other business that may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name appears hereon. When shares are held by joint tenants, all should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If as a corporation, please sign in corporate name by president or other authorized officer. If as a partnership, please sign in partnership name by authorized person.


                                                 Dated:  ________________, 2000

                                                 _______________________________

                                                 _______________________________
                                                           Signature(s)

                                                 PLEASE VOTE, DATE, SIGN AND
                                                 RETURN THE PROXY CARD PROMPTLY
                                                 USING THE ENCLOSED ENVELOPE.